Exhibit (p)(9)

Code of Ethics

Contents

1	Introduction			2

2	Definitions			2

		Benefit plan investors		2
		Chief Compliance Officer (“CCO”)		2
		Conflicts of Interest		3
		ERISA		3
		Insider Trading and Tipping		3
		Material Non-public Information		3
		Supervised Persons		3
		TD Bank N.A. Covered Persons		3

3	Standards of Conduct			3

	3.1	Fiduciary Duty		3
	3.2	Compliance with Laws and Regulations		4
	3.3	Adherence to Professional Standards		4
	3.4	Specific Prohibitions		5
		3.4.3	Insider Trading	5
		3.4.4	Fraudulent Practices	5
	3.5	Conflicts of Interest		6
	3.6	Directorships and Outside Business Activities		6
	3.7	Gifts and Entertainment		6
	3.8	Privacy		7
	3.9	Investment Information		7
	3.10	Personal Trading		7
	3.11	Section 9(a) of the Investment Company Act of 1940 Questionnaire		7

4	Violations			7

5	Training			8

6	Accountabilities			8

	6.1	Supervised Persons		8
	6.2	TD Bank N.A. Covered Persons		8
	6.3	Wealth Compliance (“WC”)		9

Appendix A: Personal Trading Policy				10

Internal	TDAM USA Inc.	Page 1 of 10	October 2016

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1	Introduction

TDAM USA Inc. (“TDAM USA”), a wholly owned subsidiary of The Toronto-Dominion Bank (“TD Bank”), provides investment advisory services in the United States. TD Bank and its subsidiaries are collectively known as TD Bank Group (“TD”).

In this capacity, TDAM USA serves as a fiduciary and must ensure that Supervised Persons and TD Bank N.A. Covered Persons acting on its behalf adhere to the highest standards of professional and ethical conduct and comply with TDAM USA policies where applicable.

As a member company of TD, employees acting on behalf of TDAM USA must adhere to the TD Code of Conduct and Ethics (the “TD Code”). The TD Code establishes standards that govern the way TD deals with its shareholders, customers, suppliers, competitors and employees.

To further articulate the values, principles and business practices that guide the conduct of Supervised Persons, the TDAM USA Board of Directors (the “TDAM USA Board”) has adopted the TDAM USA Code of Ethics (“the TDAM USA Code” or “the Code”), which incorporates by reference, the TDAM USA Personal Trading Policy (the “Personal Trading Policy”). The combination of the TD Code and the TDAM USA Code including the Personal Trading Policy (“the Codes”), meet the regulatory requirements in jurisdictions in which TDAM USA operates. Certain employees of TD Bank N.A. have been designated by the CCO as subject only to certain specified provisions of the TDAM USA Code.

The TD Code and the TDAM USA Code, including the Personal Trading Policy, apply to all Supervised Persons worldwide. Certain TD Bank N.A. Covered Persons are subject only to certain specified provisions of the TDAM USA Code including the Personal Trading Policy. TD Bank N.A employees are governed separately by the TD Code and the TD Bank N.A. Code of Conduct. Adherence to the provisions of these governing documents is a fundamental condition of employment.

The following policies and or documents referenced in the TDAM USA Code are available at http://w3.tdintranet.com/:

•	TDAM USA Form ADV Part II

•	TD Code of Conduct and Ethics

•	TD Directorships and Outside Business Activities Guidelines

•	TD Financial Matters Whistleblower Policy

•	TD Bank US Holding Company Privacy and Safeguarding Customer Information Policy

•	TD Windows Policy

2 Definitions

Benefit plan investors include ERISA plans, IRAs, Keogh, governmental, church, foreign plans or other entities whose assets are deemed to constitute plan assets under the U.S. Department of Labor regulation.

Chief Compliance Officer (“CCO”) is appointed to administer the provisions of, and monitor compliance with, the TDAM USA Code, including the Personal Trading Policy. The CCO may delegate any function to individuals or groups within Wealth Compliance (“WC”) as considered appropriate; accordingly, all references to CCO will also include reference to a CCO appointed designate/delegate.

Internal	TDAM USA Inc.	Page 2 of 10	October 2016

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Conflicts of Interest refer to business practices that have the potential to sacrifice the interests of one set of customers in favor in the interests of another, or business practices where firms could place its or its employees’ interests ahead of customer interests.

ERISA means the Employee Retirement Income Securities Act of 1974.

Insider Trading and Tipping Insider Trading occurs when a person buys or sells the securities of a public company while in possession of material non-public information about that company. Tipping occurs when a person informs another of material non-public information about a public company.

Material Non-public Information is defined as any information about a company which has not been disclosed to the public and which either a reasonable person would deem to be important in making an investment decision or the dissemination of which is likely to impact the market price of the company’s securities. This definition also extends to client securities holdings and transactions.

Supervised Persons means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of TDAM USA, or employee of TD providing services to TDAM USA, or other person who provides investment advice on behalf of TDAM USA and is subject to the supervision and control of TDAM USA. Supervised Persons may include any other person, including TD employees as so designated by the CCO. The CCO may exempt certain persons hired on contract from being captured by this policy based on position and/or term of contract. For the purposes of the TDAM USA Personal Trading Policy only, this definition is extended to include any immediate family member residing in the same household or any person over which the Supervised Person has control, e.g., through a power of attorney, trust, estate, etc.

TD Bank N.A. Covered Persons means any person at TD Bank N.A., who is not captured under TDPCW, with access to any TDAM USA investment program information and are subject to Sections 3.4.1, 3.9, 3.10, 4, 5 and 6.2 of the TDAM USA Code. TD Bank N.A. Compliance may exempt certain persons hired on contract from being captured by this policy based on position and/or term of contract. For the purposes of the TDAM USA Personal Trading Policy only, this definition is extended to include any immediate family member residing in the same household or any person over which the TD Bank N.A. Covered Person has control, e.g., through a power of attorney, trust, estate, etc.

3	Standards of Conduct

3.1 Fiduciary Duty

TDAM USA, including its Supervised Persons, acts as a fiduciary when exercising discretionary trading authority over client accounts. As such, TDAM USA has a duty of care, loyalty, honesty and good faith to act in the clients’ best interests and therefore required standards of conduct, including personal trading, must recognize this.

In recognition of this fiduciary duty, the TDAM USA Code is based on the fundamental principles of openness, integrity, honesty and trust, including but not limited to, conduct of personal trading transactions by Supervised Persons in a manner that does not interfere with client transactions or otherwise take advantage of their relationship with clients.

Supervised Persons must adhere to the highest standard of professional and ethical conduct and be sensitive to situations that may give rise to an actual or an apparent conflict of interest with clients’ best interests. Supervised Persons should be aware of situations that have the potential to cause damage to the reputation or image of TDAM USA or TD.

Internal	TDAM USA Inc.	Page 3 of 10	October 2016

Code of Ethics

ERISA’s fiduciary standard applies when a benefit plan’s assets represent at least 25% of a class of a fund’s assets or separately managed account advised by TDAM USA.

Where Supervised Persons have any doubt as to the appropriateness of any activity, believe that they have violated the TDAM USA Code, or become aware of a violation of the TDAM USA Code by someone else, they must immediately contact the CCO. TD Financial Matters Whistleblower Policy protects Supervised Persons reporting suspected actual or potential violations committed by others.

3.2	Compliance with Laws and Regulations

Supervised Persons are required to comply with all applicable United States Federal securities laws and the applicable laws of the jurisdiction in which the Supervised Person is located. U.S. securities laws include, but are not limited to the following:

•	Investment Advisers Act of 1940 (“the Advisers Act”)

•	Investment Company Act of 1940 (“the 1940 Act”)

•	Securities Act of 1933 (“the 1933 Act”)

•	Securities Exchange Act of 1934 (“the 1934 Act”)

•	ERISA

•	Sarbanes-Oxley Act of 2002

•	Title V of the Gramm-Leach-Bliley Act

•	In all the cases the Rules and Regulations enabled under each apply as well as any rules adopted by the U.S. Securities and Exchange Commission (“SEC”) under any of these statutes

•	The Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted there under by the SEC or the U.S. Department of Treasury

•	The Foreign Corrupt Practices Act of 1977

3.3	Adherence to Professional Standards

Supervised Persons are required to adhere to the codes of conduct and professional standards of bodies under which they are professionally licensed or qualified. For example, CFA Institute1 members and students are expected to act in accordance with the CFA Institute Code of Ethics and Standards of Professional Conduct.

To ensure TDAM remains in compliance with the CFA Asset Managers Code of Professional Conduct, Supervised Persons are reminded that market manipulation, which includes practices that distort security prices or trading volumes is illegal. Transaction based manipulation includes, but is not limited to, transactions that artificially distort prices or volumes to give the impression of activity or price movement in a financial instrument (eg. trading in illiquid stocks at the end of the month/quarter end to drive up the price to, for instance, avoid margin calls in a Covered Account, or to improve the client/fund performance). Information based manipulation includes, but is not limited to, spreading knowingly false rumours to induce trading by others, and pressuring the sell side analysts to rate or recommend a security to benefit the Supervised Person’s Covered Account or a client/fund account. Supervised Persons are prohibited from engaging in market manipulative activities in Covered Accounts and/or in client/fund accounts.

[1]	Chartered Financial Analyst Institute (“CFA Institute”)

Internal	TDAM USA Inc.	Page 4 of 10	October 2016

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3.4	Specific Prohibitions

3.4.3	Insider Trading

TDAM USA may receive Material Non-public Information or review opportunities for investment in public entities or subsidiaries or affiliates of public entities.

Supervised Persons and TD Bank N.A. Covered Persons in possession of Material Non-public Information may not directly or indirectly trade in any security of the issuer, either for themselves or on behalf of others, while in possession of Material Non-public Information (“Insider Trading”). Supervised Persons and TD Bank N.A. Covered Persons must not communicate (“tip”) Material Non-public Information to others; this is also a legal violation. These prohibitions apply until after proper disclosure and public dissemination of the information.

Supervised Persons and TD Bank N.A. Covered Persons must contact the CCO immediately if they possess or believe they may possess Material Non-public Information.

Supervised Persons and TD Bank N.A. Covered Persons should refer to the TD Windows Policy for further consideration of conflicts of interest.

The potential penalties for insider trading include civil, criminal, regulatory and employment actions resulting in any combination of fines, imprisonment or monetary damages.

3.4.4	Fraudulent Practices

Supervised Persons must not, in connection with the purchase or sale, directly or indirectly, of any security held or to be acquired for a client:

a.	Employ any device, scheme, or artifice to defraud a client or prospective client.

b.	Engage in any transaction, practice, or course of business that operates as a fraud or deceit upon a client or prospective client.

c.	Mislead a client, including by making false statements or a statement that omits material facts.

d.	Engage in any manipulative practice with respect to such client.

Supervised Persons may not engage in conduct that is deceitful, fraudulent or manipulative, or that involves false or misleading statements, in connection with their activities as an investment adviser.

Supervised Persons are prohibited from making an offer, a payment, a promise to pay or other transfer of anything of value to a foreign official, foreign political party, candidate for foreign political office, or anyone else while knowing the purpose of such payment is to:

a.	Influence any act or decision of a foreign official in his or her official capacity, including a decision to fail to perform his or her official function; or

b.	Induce a foreign official to use his or her influence with a foreign government in order to assist TDAM USA in obtaining or retaining business or directing business to any person.

Supervised Persons must contact WC prior to making any such payments.

Internal	TDAM USA Inc.	Page 5 of 10	October 2016

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3.5	Conflicts of Interest

Consistent with the fiduciary responsibilities described above, TDAM USA and its Supervised Persons fulfill these responsibilities by appropriately addressing conflicts of interest or the perception of a conflict of interest. Supervised Persons must fully disclose to their manager and the CCO all material facts concerning actual or perceived conflicts of interest, including those arising from a spouse or immediate family member residing in the same household. Such conflicts may arise from employment, directorships or other circumstances and must be disclosed promptly as they arise and on an annual basis.

•

For example, a Supervised Person or its immediate family member residing in the same household may have a material beneficial ownership, business or personal relationship, or other material interest in an issuer. The Supervised Person may not participate in any decision-making process regarding the securities of that issuer. If a research analyst has such an interest in an issuer, TDAM USA, in consultation with the CCO, will assess the situation to determine if any changes to analyst coverage of the issuer is warranted.

A number of potential conflicts of interest issues that may arise between TDAM USA and its clients, due to TDAM USA’s corporate relationship with TD and its subsidiaries which may engage in and obtain remuneration and profits from business activities. For example:

•

TD may provide advisory or other services, such as, senior loans or investment banking services, or invest in a company in which a TDAM USA client has invested. The potential for such conflicts of interest situations are increased where the company at issue is not performing well or otherwise becomes troubled.

Certain Supervised Persons are required under the Fund Ownership Requirements to make personal investments in the funds that they advise, i.e., co-invest with clients. This requirement intends to align the personal interests of the Supervised Persons with those of its clients. Certain other Supervised Persons may have the option to invest personally in the funds advised by TDAM USA with a reduced minimum investment requirement. In either case, the Supervised Person investing in the funds must adhere to the terms and conditions of the Fund Ownership Requirements.

Supervised Persons should consider the existence of these conflicts of interest and others, and upon identification, contact their manager and the CCO.

3.6	Directorships and Outside Business Activities

Supervised Persons must consult the TD Directorships and Outside Business Activities Guidelines before entering any outside business activity or directorship.

3.7	Gifts and Entertainment

All Supervised Persons are required to comply with the TD Code. Supervised Persons engaged in trading, advising or providing analysis are also required to comply with the requirements of the TD Code and the TDAM USA Business Entertainment and Gifts Policy.

Supervised Persons should not accept inappropriate gifts, favours, entertainment, special accommodations, or other things having more than a nominal value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, Supervised Persons should not offer gifts, favours, entertainment, special accommodations, or other things of more than a nominal value that could be viewed as overly generous or aimed at influencing decision making, inducing reciprocal favours, or making a client or firm feel beholden to them or to TDAM USA.

Internal	TDAM USA Inc.	Page 6 of 10	October 2016

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If you have questions regarding gifts and entertainment, consult your manager or WC.

3.8	Privacy

The TD Bank US Holding Company Privacy and Safeguarding Customer Information Policy (“the Privacy Code”) is the controlling document that dictates the use and disclosure of personal information within TD Bank N.A.. TDAM USA and its Supervised Persons must to be aware of the provisions of the Privacy Code and abide by it. Refer also to the TDAM USA Form ADV Part II

3.9	Investment Information

Supervised Persons and TD Bank N.A. Covered Persons may acquire investment information while engaged in activities for TDAM USA or its clients, including but not limited to, information regarding actual or contemplated investment decisions, portfolio composition, due diligence research, or client holdings. Some information may also be considered Material Non-public Information subject to insider trading restrictions described in Section 3.4.1. Supervised Persons and TD Bank N.A. Covered Persons must:

•

Keep such investment information confidential and not disclose such information to an outside party other than to persons who need to know the information to perform services for the client or as required by law; senior management can authorize disclosure in other cases.

•	Use all investment information solely for purposes necessary for or incidental to the provision of TDAM USA services; and

•	Safeguard all investment information with a high degree of care.

3.10	Personal Trading

TDAM USA recognizes that personal trading activities of its Supervised Persons and of TD Bank N.A. Covered Persons may present potential conflicts of interest. The TDAM USA Personal Trading Policy, forming part of the TDAM USA Code, endeavours to mitigate these potential conflicts of interest. The requirements of the TD Firewalls Policy and/or the TD Windows Policy may apply to certain Supervised Persons and to certain TD Bank N.A. Covered Persons.

Refer to Appendix A for the TDAM USA Personal Trading Policy.

3.11	Section 9(a) of the Investment Company Act of 1940 Questionnaire

Upon commencement of employment, TDAM USA Supervised Persons and TD Bank N.A. Employees must complete the Investment Company Act of 1940 Section 9(a) Questionnaire through FTT.

4	Violations

Supervised Persons and TD Bank N.A. Covered Persons are required to report any actual or potential violations of the Code and Personal Trading Policy to their manager and the CCO. The CCO will review any actual or potential violations with senior management and may discuss with the Supervised Person’s or TD Bank N.A. Covered Person’s immediate manager.

Internal	TDAM USA Inc.	Page 7 of 10	October 2016

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Should the CCO otherwise become aware of any actual or potential violations, these may, at the discretion of the CCO, be discussed with the Supervised Person’s or TD Bank N.A. Covered Person’s immediate manager, escalated to senior management or TD Human Resources.

Supervised Persons and TD Bank N.A. Covered Persons are required to acknowledge that adherence to the provisions of the Code (as applicable) is a condition of employment with TD and a serious violation of the Code or referenced policies may result in dismissal. Supervised Persons and TD Bank N.A. Covered Persons should be aware that violations could also lead to regulatory enforcement action resulting in suspension or expulsion from the securities business, fines and penalties, and imprisonment.

To achieve compliance with Rule 17j-1 under the 1940 Act, the Advisers Act and the Code, violations may result in one or more of the following disciplinary actions:

•	Review of the Code by the Supervised Person or the TD Bank N.A. Covered Person

•	Written warning from WC or senior management, i.e. a letter of censure

•	Disgorgement of profits to a charity without benefit of tax receipt

•	Suspension of personal trading privileges

•	Change of work responsibilities

•	Probation, suspension or termination of employment

Violations resulting in any of the noted consequences may be documented in the Supervised Person’s or TD Bank N.A. Covered Person’s Human Resources record.

5	Training

The CCO is responsible for periodically providing training for Supervised Persons on the requirements of the Code, including the Personal Trading Policy and for TD Bank N.A. Covered Persons in respect of applicable sections of the Code and the Personal Trading Policy. Training may include live presentation, educational videos, online training programs or the use of other media.

All Supervised Persons and TD Bank N.A. Covered Persons are required to attend in-person training sessions or read any applicable materials as requested.

6	Accountabilities

6.1	Supervised Persons

Annually, all Supervised Persons review and attest that they have reviewed the Code, including the Personal Trading Policy; the CCO administers this attestation. TD Human Resources administers annual attestation of the TD Code.

6.2	TD Bank N.A. Covered Persons

Annually, all TD Bank N.A. Covered Persons review and attest that they have reviewed the applicable sections of the Code and the Personal Trading Policy; the CCO administers this attestation.

Internal	TDAM USA Inc.	Page 8 of 10	October 2016

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6.3	Wealth Compliance (“WC”)

The CCO:

•	May designate any other person as a Supervised Person or a TD Bank N.A. Covered Person, as necessary.

•	Reports all material violations of the Code and the Personal Trading Policy monthly to senior management and quarterly to the TDAM USA Board.

•	Provides a written report to the Board of Directors of any Investment Company that is a client:

•

Describing any issues arising under the Code since the previous report including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to material violations; and

•	Certifying that TDAM USA has adopted procedures reasonably necessary to prevent Code violations.

•	Reviews the Code and the Personal Trading Policy as part of the annual review process or periodically as required, to evaluate its adequacy and the effectiveness of its implementation.

•

In the event that the Code is materially amended, submits the amended Code promptly for approval to the TDAM USA Board and Board of Directors of any Investment Company that is a client and no later than six months after the adoption of amendment.

WC acts as a resource for Supervised Persons regarding their responsibilities under the Code and for TD Bank N.A. Covered Persons regarding their responsibilities under applicable sections of the Code and the Personal Trading Policy.

Internal	TDAM USA Inc.	Page 9 of 10	October 2016

Personal Trading Policy

Appendix A: Personal Trading Policy

Note: This Policy forms Appendix A to the TDAM USA Code of Ethics

TDAM USA Inc.	Page 10 of 10	October 2016

Personal Trading Policy

Table of Contents

1 Purpose		3
1.1	Conflict of Interest Matter	3
2 Scope		3
3 Policy Governance		4
4 Policy Details/Requirements		4
4.1	Fiduciary Duty	4
4.2	Adherence to Professional Standards and Compliance with Laws and Regulations	5
4.3	Extraordinary Exemptions	5
4.4	Violations	5
4.5	Other Persons Subject to the Policy	6
4.6	Beneficial Ownership and Covered Accounts	6
4.7	Covered Securities and Exempt Securities	7
4.7.1	Initial Public Offerings and Limited Offerings	8
4.8	Trading Limits	8
4.9	Pre-Clearance	8
4.10	Employee Ownership Plans	8
4.11	Blackout Period	9
4.11.1	Reduced Blackout Period	9
4.12	De Minimis Exemption	9
4.13	Discouraging Excessive Trading	10
4.14	Hold Period and Short-term trading	10
4.15	Prohibitions and Restrictions	10
4.15.1	Prohibited activities and transactions	10
4.15.2	Revocation	11
4.16	Pre-Clearance Requirements	11
4.17	Pre-Clearance Considerations	12
4.18	Reporting Requirements	12
4.18.1	Initial Holdings Report	12
4.18.2	Declaration of Covered Accounts	12
4.18.3	Annual Holdings Report	13
4.18.4	Quarterly Transactions and Brokerage Accounts Reporting	13

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Personal Trading Policy

4.18.5	Personal Trading Acknowledgement	13
4.18.6	Section 9(a) of the Investment Company Act of 1940 Questionnaire	14
5 Roles and Responsibilities		14
5.1.1	Record Keeping (“WC”)	14
5.2	Policy Review /Policy Approval	15
5.3	Next Review Date	15
6 Related Policies		15
7 Definitions		16
Appendix 1: Exempt Securities		19

	TDAM	Page 2 of 18	January 2019

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Personal Trading Policy

1	Purpose

TD Asset Management Inc. and TDAM USA Inc. collectively referred to as TD Asset Management “TDAM”, are wholly owned subsidiaries of The Toronto-Dominion Bank (“TD Bank”). TD Asset Management Inc. provides investment advisory services in Canada and TDAM USA Inc. provides investment advisory services in the United States. TD Bank and its subsidiaries are collectively known as TD Bank Group (“TD”).

In its advisory capacity, TDAM serves as a fiduciary and must ensure that Supervised Persons and Access Persons acting on its behalf adhere to the highest standards of professional and ethical conduct, place the best interest of clients’ ahead of their own personal interests, and comply with TDAM and TD policies, as applicable.

Employees acting on behalf of TDAM must adhere to the TD Code of Conduct and Ethics (the “TD Code”). The TD Code establishes standards that govern the way TD deals with its shareholders, customers, suppliers, competitors and employees. The TD Code is owned and administered by TD Bank. Supervised Persons must also adhere to the requirements of the TD Information Barriers Policy and the TD Trading Window Policy, as they apply.

1.1	Conflict of Interest Matter

TDAM recognizes that personal trading activities of Supervised Persons may pose potential conflicts of interest. To mitigate potential conflicts of interest, TDAM has implemented standards and limitations forming the Personal Trading Policy (“the Policy”).

2	Scope

This Policy applies to TD employees identified as Supervised Persons that support TDAM. In addition, Supervised Persons who have access, electronically or physically, to material non-public information of TDAM are deemed to be Access Persons and are subject to additional requirements, including trade pre-clearance under this Policy. Throughout this Policy, the term Supervised Persons will be used to define all persons covered by the Policy. Access Persons will be used to define the sub-section of Supervised Persons who are subject to additional requirements. People Managers of Access Persons are also covered under this Policy.

Supervised Persons: Supervised Persons means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of TDAM, or employee of TD providing services to TDAM, or other person who provides investment advice on behalf of TDAM and is subject to the supervision and control of TDAM.

Access Persons: A Supervised Person who has access to nonpublic information regarding clients’ purchase or sale of securities, are involved in making securities recommendations to clients, has access to recommendations that are nonpublic, or has access to nonpublic information regarding the portfolio holdings of affiliated investment products managed by TDAM, including through trade execution, settlement or supervision of activity.

Immediate Family: For the purposes of the TDAM Personal Trading Policy requirements, Supervised Persons is extended, where applicable, to include any immediate family member residing in the same household or any person over which the Supervised Person employed by TDAM or TD employee providing services to TDAM has control, e.g., through a power of attorney, trust, estate, etc.

The CCO may exempt certain persons hired on contract from being captured by this Policy based on position, access to information and/or term of contract.

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Personal Trading Policy

Employees of TD who do not have system access to TDAM client holdings and transactions, although from time to time may be in physical proximity of Supervised Persons in locations providing shared services, collaborative open concept offices and flexible use of work spaces within TD real estate are generally not considered Supervised Persons. Systems access to records is monitored and controlled by strict gate-keeping approval processes and regular management review and approval.

The TDAM CCO at their discretion may designate employees as a Supervised Person or Access Person if their physical proximity or access to information warrants supervision under this Policy. In addition, the TDAM CCO reserves the right to apply additional supervisory requirements to employees in proximity to ensure compliance to the Policy which may include, but is not limited to, such things as email monitoring and requests for investment account statements, for example.

If a Supervised Person becomes aware of a known or apparent breach to the Policy while doing business in physical proximity to persons not covered under this Policy, they should immediately inform the CCO of TDAM.

3	Policy Governance

Personal Trading is managed by a team referred to as “Pro-Trades”. Pro-Trades reports directly or indirectly to the Chief Compliance Officers (CCOs) of TD Asset Management Inc and TDAM USA Inc. Supervised Persons may support one or both TDAM entities and Pro-Trades tracks the employees and directs exceptions, reports and other information to the relevant CCO. In most instances, this is to both designated CCO’s. In this Policy, the collective CCO’s may be referred to as the ‘CCO’ in this document.

Pro-Trades, in conjunction with Human Resources and TDAM leadership classify TDAM employees as Supervised and/or Access Persons based on the current role of the employee with TDAM and maintains a Supervised/Access person list.

TDAM utilizes an automated personal trading pre-clearance and attestation system to supervise the trading activity of Supervised Persons.

Pro-Trades can be reached at: Protrades@tdam.com

4	Policy Details/Requirements

4.1	Fiduciary Duty

TDAM Supervised Persons owe a fiduciary duty to clients resulting from the granting of discretionary trading authority over client accounts. In this position of trust, TDAM Supervised Persons must place the best interest of the client ahead of their own personal interest. TDAM Supervised Persons shall not use knowledge of client trading or use their position with TDAM or TD to unfairly profit through personal trading. All TDAM Supervised Persons must comply with the requirements of the TD Code, the TD Conduct Risk Management Policy and the Personal Trading Policy.

TDAM Supervised Persons may not engage in patterns of trading that meet the letter of the restrictions but intend to circumvent the restrictions. TDAM Supervised Persons must comply with the restrictions in good faith and conduct their Personal Securities Transactions in keeping with the intended purpose of the

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Personal Trading Policy

Personal Trading Policy, the TD Conduct Risk Management Policy and the TD Code. All personal trading must be conducted in a responsible manner, to reflect credit on the profession.

Wealth Compliance (“WC”) may request any reports and certifications from TDAM Supervised Persons, in addition to those specified in this Policy, to comply with applicable regulations and industry best practices.

4.2	Adherence to Professional Standards and Compliance with Laws and Regulations

Supervised Persons are required to adhere to the codes of conduct and professional standards of bodies under which they are professionally licensed or qualified. For example, Chartered Financial Analyst Institute (CFA Institute) members and students are expected to act in accordance with the CFA Institute Code of Ethics and Standards of Professional Conduct.

To ensure TDAM remains in compliance with the CFA Asset Managers Code of Professional Conduct, Supervised Persons are reminded that market manipulation, which includes practices that distort security prices or trading volumes is illegal. Transaction based manipulation includes, but is not limited to, transactions that artificially distort prices or volumes to give the impression of activity or price movement in a financial instrument (e.g. trading in illiquid stocks at the end of the month/quarter end to drive up the price to, for instance, avoid margin calls in a Covered Account, or to improve the client performance). Information based manipulation includes, but is not limited to, spreading knowingly false rumors to induce trading by others, and pressuring the sell side analysts to rate or recommend a security to benefit the Supervised Person’s Covered Account or a client/fund account. Supervised Persons are prohibited from engaging in market manipulative activities in Covered Accounts and/or in client/fund accounts.

In addition to adhering strictly to the specific requirements of this Policy and all other TDAM policies and procedures, TDAM expects all Supervised Persons to comply with all applicable securities laws and regulations in the jurisdictions where business is conducted including where TDAM is investing.

4.3	Extraordinary Exemptions

The CCO may grant limited exemptions to certain requirements of the Policy in its sole discretion, where extraordinary circumstances warrant and the CCO is satisfied that granting the exemption would not represent a breach in securities laws, a breach in TDAM’s fiduciary obligations or undue risk to its clients or to TD its subsidiaries and affiliates. All requests for such exemptions shall be made in writing to Pro-Trades and the request may be escalated within TDAM.

4.4	Violations

TDAM Supervised Persons are required to report any actual or potential violations of the Policy to their manager and the CCO. The CCO may review any actual or potential violations with senior management and may discuss with such Supervised Person’s manager.

Should the CCO otherwise become aware of any actual or potential violations, these may, at the discretion of the CCO, be discussed with the Supervised Person’s manager, escalated to senior management and TD Human Resources. Violations to the Policy are included in reports presented to the TDAM Policy Oversight Committee and may also be presented to TDAM boards (and in senior management report). If applicable, in Canada, certain violations are required to be reported to the Independent Review Committee (IRC).

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Personal Trading Policy

A violation of the Policy may also be a violation of securities laws or regulations that may subject a Supervised Person to regulatory, civil, or criminal penalties.

Violations by Supervised Persons may result in one or more of the following disciplinary actions against TDAM Supervised Persons:

•	Requirement to review the Policy and the TD Code.

•	Written warning from WC or senior management, i.e. a letter of censure.

•	Disgorgement of profits to a charity without benefit of tax receipt.

•	Suspension of personal trading privileges.

•	Change of work responsibilities.

•	Probation, suspension or termination of employment.

Violations may be documented in the TDAM Supervised Person’s Human Resources record.

TD Whistleblower Policy protects Supervised Persons reporting suspected actual or potential violations committed by others.

4.5	Other Persons Subject to the Policy

Any immediate family member residing in the same household as the TDAM Supervised Person is subject to applicable portions of the Policy (see below for more details). The TDAM Supervised Person is responsible for ensuring their family members’ personal trading activities comply with this Policy, where applicable.

Certain Supervised Persons who are also TD Reporting Insiders must also comply with the provisions of the TD Information Barriers Policy. Information Barriers Compliance will notify those individuals designated as subject to the TD Information Barriers Policy.

4.6	Beneficial Ownership and Covered Accounts

All Personal Securities Transactions entered by Supervised Persons must be executed in a Covered Account. Subject to the exceptions provided below, Covered Accounts must be maintained at a TD affiliate, unless they are Discretionary Managed Accounts.

Exceptions to this requirement are rare but may be considered in exceptional circumstances, e.g., in the case of a family member living in the same household. If an exception is granted, Supervised Persons must arrange for duplicate trade confirmations and account statements to be forwarded to the CCO.

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Access Persons are deemed to have a Beneficial Ownership, and therefore an obligation to pre-clear transactions, in the following securities and in the Covered Accounts in which those securities are held:

i)	Securities owned by a Access Person in his or her name.

ii)

Securities owned by an individual Access Person indirectly e.g., through an account or investment vehicle for his or her benefit, such as an RRSP, RESP, IRA, 401-K, family trust, family partnership, etc.

iii)	Securities owned in which the Access Person has a joint ownership interest, such as property owned in a joint brokerage account.

iv)

Securities in which a member of the Access Person’s immediate family, e.g., spouse, including common law, domestic partner, minor children and other dependent relatives, has a direct or indirect (refer to ii) above) or joint ownership interest and if the immediate family member resides in the same household as the Access Person.

v)	Accounts in which the Access Person has power of attorney, trading authority, control, or direction over the account.

vi)

Securities owned by trusts, private corporations, companies (including personal holding companies) or foundations or other charitable accounts for which the Access Person has investment discretion, other than client accounts of TDAM.

If an Access Person believes that he or she does not have a Beneficial Ownership in the securities listed above, the Access Person can submit a written request to the CCO for an exemption.

In the case of Discretionary Managed Accounts, Access Persons must not consult with, influence or attempt to influence the portfolio manager on any individual trading decision in the account. Access Persons may be involved in establishing and periodically reviewing the investment objectives, risk tolerances, preferences and asset mix for the account. These accounts must be disclosed and the CCO may request documentation to verify that the account is a Discretionary Managed Account. Discretionary Managed Accounts are subject to all restrictions as noted in this Policy with the exception of the pre-clearance and the 60-day hold period requirements.

In declaring Covered Accounts, Access Persons agree to provide authorization for the broker to deliver duplicate account statements for those accounts. Regarding third party mutual fund accounts and Discretionary Managed Accounts, which are Covered Accounts, WC reserves the right to request statements.

4.7	Covered Securities and Exempt Securities

All security transactions initiated by Access Persons are subject to the applicable restrictions of the Policy, unless designated as Exempt Securities as provided in Appendix 1. Exempt Securities will not require trade pre-clearance and may not be subject to some of the reporting requirements.

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Please note that the Policy restrictions apply to Covered Securities and any instruments that are related to Covered Securities such as options, rights, warrants, preferred stock, bonds and other obligations of that issuer or instruments otherwise convertible into securities of that issuer.

The term “security” bears very broad interpretation; Access Persons must pre-clear all securities other than those specifically listed as Exempt Securities in Appendix 1.

4.7.1	Initial Public Offerings and Limited Offerings

Access Persons may not engage in personal transactions involving the direct purchase of any security (debt or equity) in an IPO including initial offerings of closed-end funds. In limited cases the purchase of such securities in an offering may be approved by the CCO upon determining that approval would not violate any Policy reflected in the TD Code.

Access Persons may not purchase securities in a Limited Offering without CCO approval. Approval will be based upon a determination that the investment opportunity need not be reserved for clients, that the Access Person is not being offered the investment opportunity due to his or her employment with TDAM or TD, and other relevant factors (e.g., whether that the Limited Offering security will be issued as a public offering in the foreseeable future) and on a case-by-case basis.

4.8	Trading Limits

Trading is limited to a maximum of 20 trades per calendar quarter for all trading activity per Access Person across their accounts.

This is a combined limit that includes trading activity in Exempt Securities and Covered Securities as well as securities traded in reliance on the De Minimis exemption. (For example, a trade in a mutual fund is counted in the quarterly trading limits.)

4.9	Pre-Clearance

Access Persons are required to pre-clear all intended trades in Covered Securities, unless designated as Exempt Securities in Appendix 1, utilizing the automated system to obtain approval prior to execution. Obtaining pre-clearance to trade does not relieve TDAM Access Persons from complying with all other restrictions in TDAM policies, nor does it authorize or condone a trade that would otherwise contravene securities laws. Pre-Clearance is valid only for the business day it is received.

Exempt Securities, as noted in Appendix 1 and transactions in Discretionary Managed Accounts, do not require pre-clearance however WC may review any securities transactions executed in these Accounts for adherence to the TD Code and referenced policies.

4.10	Employee Ownership Plans

TD Share Ownership and Equity Programs are exempt from this Policy including the quarterly transaction limit restrictions. However, Supervised Persons may be subject to the TD Trading Window and TD Information Barriers Policies which have additional restrictions on activity in both employee share and ownership plans and employee trading securities issued by The Toronto-Dominion Bank in the open market. It is the Supervised Persons responsibility to comply with these policies and questions should be directed to:

Infobarriers@td.com.

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If TD shares are transferred out of the Employee Ownership Plans into a brokerage account, they are no longer exempt from this Policy and become subject to pre-clearance and trading limit restrictions as well as the restrictions set forth in the TD Trading Window and TD Information Barriers Policy.

4.11	Blackout Period

In situations where TDAM may be making a direct investment in a Covered Security, Supervised Persons captured by the blackout period may not purchase or sell the same security for five (5) business days starting upon the completion of TDAM trading.

If a Supervised Person, including a Supervised Person who is not an Access Person, knows or should know at the time of entering into the transaction that TDAM is proposing to sell or make a direct investment in a Covered Security, then the Supervised Person may not personally trade in that Covered Security.

4.11.1	Reduced Blackout Period

A reduced blackout period has been instituted whereby WC will randomly select days throughout the year to reduce the black-out period from the standard of five (5) business days to one (1) business day to capture only those securities active on the trading blotter.

All trades executed under this exception must be processed through a Covered Account held at TD Waterhouse to facilitate monitoring of this activity. If irregularities are noted, the Supervised Person may be required to reverse the trade at their own expense.

All other provisions of the TD Code, the TD Window Policy and the TD Information Barriers Policy still apply to transactions executed during the reduced blackout period.

4.12	De Minimis Exemption

Trades covered by the De Minimis exemption are subject to all other requirements of the TD Code and may apply only if the following requirements are met:

•	Pre-Clearance along with attestation that the trade is free from any actual or apparent conflicts of interest

•

Access Persons will only be given pre-clearance approval to execute a transaction in any security when the Access Person has no knowledge of a pending buy or sale order for an affiliated account (other than a passively managed index fund) and must acknowledge this when submitting the trade.

•	The transaction or aggregated transactions must be for the purchase or sale of 1,000 common shares or less per day

•	The maximum daily aggregated trade value is $50,000 or less per day.

•

The issuer of the securities must have a market capitalization of at least $2.8 Billion Dollars (USD). In the case of options, the underlying security must have a market capitalization of at least 2.8 Billion Dollars (USD).

•	De Minimis requests are included in the 20 trades per quarter Trading Limit.

•	The Chief Compliance Officer, in their sole discretion may prohibit Access Persons from

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De-Minimis trading exemptions if the trading activity of the person is deemed to circumvent personal trading prohibitions set forth in this Policy.

Note: All figures are in U.S. Dollars and market capitalization and other limits are automatically applied on the automated system.

4.13	Discouraging Excessive Trading

TDAM Supervised Persons are required to limit the amount of time spent on personal investing during working hours such that this does not interfere with employment responsibilities. WC may investigate a pattern of personal trading that appears to be inconsistent with this requirement. Personal trading statistics of Supervised and Access Persons are maintained and may be reported to Senior Management on a quarterly basis or will be provided to Senior Management at any time upon request. Instances of excessive trading are determined between WC and Senior Management, taking into account the Trading Limits set out in this Policy, and may be considered a TD Code violation.

4.14	Hold Period and Short-term trading

Supervised Persons may not purchase and sell or sell and purchase the same (or equivalent) security or securities within 60 calendar days. (Additionally, to address trading in Mutual Funds that is not in the best interests of unit holders and / or shareholders (i.e., in consideration of excessive trading and Market Timing) a 60 day hold period is required for Mutual Fund units. For determination of the hold period, a last-in-first-out methodology is applied.

Supervised Persons may submit a written request to the CCO for an exception to this requirement, but approval is granted only under limited circumstances.

Hold period restrictions do not apply to money market securities, money market Mutual Funds, ETFs, and commodities, or to transactions in Discretionary Managed Accounts.

4.15	Prohibitions and Restrictions

4.15.1	Prohibited activities and transactions

Supervised Persons are specifically prohibited from the following activities:

•	Engaging in or facilitating Market Timing, Late Trading or Front Running.

•	Insider Trading.

•	Obtaining special treatment or investment opportunities not generally available to the public.

•	Purchase of a corporate debt or equity IPO, new issue or secondary public offering without obtaining pre-clearance.

•	Transacting in (buy or sell) a private placement of securities without CCO approval.

•	Short selling securities issued by TD Bank, TD Ameritrade or other TD Restricted Securities, as defined in the TD Trading Window Policy.

•	Entering into any contract or series of contracts that create a short sale of TD Bank, TD Ameritrade or other TD Restricted Securities, as defined in the TD Trading Window Policy.

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•	Trading in put or call options on securities issued by TD Bank, TD Ameritrade or other TD Restricted Securities, as defined in the TD Trading Window Policy, including covered calls.

•	Trading in units or shares in TD Mutual Funds or pooled funds in any manner that is not consistent with the best interests of other unitholders/shareholders.

Supervised Persons, who have knowledge of TDAM activity, are specifically prohibited from participating in the following:

•	Transactions that are in the process of being executed on behalf of clients or funds in active products/accounts or if passive (index/model) trades are 10% or more of the average daily volume.

•	Transactions that are being considered for clients, as noted above.

•	Transacting in any security that WC has notified Supervised Persons as being restricted.

4.15.2	Revocation

WC, at its discretion, may revoke a pre-clearance approval, specifically if facts or circumstances change that if known at the time pre-clearance was approved would have resulted in a denial. Should an Access Person become aware of such changed facts or circumstances he or she should advise WC immediately before proceeding with the transaction.

When pre-clearance approval is revoked; the Access Person must instruct the broker with whom the trade has been placed to cease any further trading in the security on their behalf. When the trade has already been executed, the Access Person is not required to cancel the trade if the trade is not in violation of securities laws.

4.16	Pre-Clearance Requirements

Access Persons must obtain pre-clearance for Covered Securities. Generally, it is the TDAM Access Person that inputs trade details into the automated system and submits the request. The following information is required for the request to be considered:

•	Account Number

•	Trade Date (defaults to current date)

•	Security Type

•	Transaction Type

•	Duration (Day)

•	Security Ticker

•	Security Name

•	Quantity

•	Amount (defaults to 0.00)

Access Persons must also advise WC by email(protrades@tdam.com), if the security for which pre-clearance is requested represents 10% or more of the total value of investments in all his/her Covered Accounts. Pre-Clearance is valid only for the day it is received.

TDAM Access Persons must:

•	Ensure that the proposed transaction does not violate TDAM policies and applicable securities laws and regulations.

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•

When requesting approval to transact in a Covered Security that is owned in a fund/client account over which the TDAM Supervised Person employed by TDAM has investment responsibility, send details of this potential conflict to WC by email (protrades@tdam.com)

•	Obtain pre-clearance approval prior to placing the trade with a broker.

•	When inputting trade details into the automated system to obtain pre-clearance, intend to trade.

•	Access Persons must not simultaneously request pre-clearance to buy and sell the same Covered Security (or equivalent) – refer to hold period requirements.

•	Pre-clearance is valid for the day granted and expires at the end of that trading day.

•

Access Persons must not disclose the pre-clearance decision, either positive or negative, to others and additionally must not disclose to their broker(s) that pre-clearance approval from WC is required in respect of personal trading.

4.17	Pre-Clearance Considerations

Generally, the following factors are considered in determining whether a proposed transaction will be approved:

•	Conflicts with the trading blotter.

•	Blackout period restrictions.

•	Hold period requirements.

•

In the case of a private placement or Limited Offering, whether the investment opportunity should be reserved for clients, whether the opportunity is being offered to a Supervised Person by their position with TDAM and whether the issuer is truly a private company and there is no reasonable prospect that the issuer will make a public offering of the securities in the foreseeable future.

•	TD trading window or grey list restrictions for Supervised Persons subject to the TD Information Barriers Policy.

4.18	Reporting Requirements

4.18.1	Initial Holdings Report

Unless an exemption is granted by the CCO, new TDAM Access Persons, including personnel transferring within TD, are required to file an Initial Holdings Report through the automated system within ten (10) calendar days of commencement of employment or effective date of transfer.

New and transferring TDAM Access Persons must disclose:

•	All holdings in Covered Securities including private placement securities, ETF/s and Mutual Funds

•	All Beneficial Ownership/Covered Accounts, even if these accounts hold only TD Mutual Funds or TD ETF’s.

4.18.2	Declaration of Covered Accounts

Through the automated system, TDAM Access Persons must review and amend as applicable, the list of all Covered Accounts in which the Access Person has, or is deemed to have, Beneficial Ownership

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4.18.3	Annual Holdings Report

Access Persons are required to file an Annual Securities Holdings Report on the automated system. The reports are due within 45 days (by February 14th) following the end of the reporting year, providing:

•	Details of their Covered Securities, Exchange Traded Funds and TD Mutual Fund holdings must be reported as of December 31st of each year, including:

•	Title, number of shares and principal amount of each security held in an Access Person’s Covered Person’s Beneficial Ownership / Covered Account(s); and

•	The name of any broker and/or dealer that maintains the account.

NOTE—Holdings information may be populated if the positions are subject to automated data feed from TD Waterhouse, TD Investment Services Inc. (Mutual Funds), and other brokers. If applicable, for holdings that have been electronically pre-populated, you are required to review data for accuracy.

•	Disclosure of all Beneficial Ownership / Covered Accounts, except where these are only third party mutual funds.

•	Filing is required even if there are no reportable holdings at year end

4.18.4	Quarterly Transactions and Brokerage Accounts Reporting

Quarterly, Access Persons are required to report all transactions in Covered Securities, Exchange Traded Funds and TD Mutual Funds. Access Persons will report transactions through the automated system.Reporting is due within 30 calendar days of the end of each calendar quarter.

As all Unconfirmed Transactions in the automated system should be executed trades, a review of all transactions populated in the Unconfirmed Transaction section under the Confirm Trades/Holdings tab of the automated system is required. To complete quarterly reporting, confirm the Unconfirmed Transactions listed. Employees can complete the Quarterly Transaction Reporting requirements by confirming Approved Trade Requests under the Trade Request Tab in the automated system and then confirming Unconfirmed Transactions. Filing due dates are:

Reporting Dates	Quarter Ended	Report Due
First Quarter	March 31st	April 30th
Second Quarter	June 30th	July 30th
Third Quarter	September 30th	October 30th
Fourth Quarter	December 31st	January 30th

Filing is required even if there were no reportable transactions during the quarter.

4.18.5	Personal Trading Acknowledgement

Annually, TDAM Supervised Persons are required to acknowledge through the automated system that they:

•	Have read and agree to be bound by the requirements of the TDAM Personal Trading Policy, are following the Policy and understand the disciplinary consequences of violating the Policy.

•	Have made all disclosures required under the provisions of the TDAM Personal Trading Policy.

•	Are and will remain in compliance with the TD Code, and other applicable TD and TDAM policies.

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•	Have made the appropriate disclosures regarding conflicts of interest and positions of officer or director held.

•	Have participated in the annual Personal Trading Program, which may include on-line training, live presentations, or educational videos.

4.18.6 Section	9(a) of the Investment Company Act of 1940 Questionnaire

Upon being captured as TDAM Supervised Persons or being appointed an Officer or Director of the TDAM USA Inc. Board of Directors, the employee must complete the Investment Company Act of 1940 Section 9(a) Questionnaire through the automated system or hardcopy.

Information collected and filed in accordance with the Policy is maintained and kept confidential by WC in accordance with the TD Privacy Code and will be disclosed if required by audit, and/or if permitted or required by law or by regulatory authority upon request for information or as otherwise set out in the TD Privacy Code. In addition, the CCO reviews the reports and, when necessary, may discuss the reports or and other information filed under the requirements of the Policy, including pre-clearance requests, with the TDAM Supervised Person’s Manager or senior management.

5	Roles and Responsibilities

5.1.1	Record Keeping (“WC”)

WC maintains and causes to be maintained in an easily accessible place, the following records:

•	A copy of all Personal Trading Policies adopted by TDAM that have been in effect at any time during the past seven (7) years.

•	An electronic record of all acknowledgements of the Policy for each person who is currently, or within the past seven (7) years was, a TDAM Supervised Person.

•

A record of all approvals and denials and the reasons supporting pre-clearance approval or exceptions granted pursuant to the Policy for at least seven (7) years after the end of the fiscal year in which the approval or exception is granted.

•	A record of each violation of the Policy and of any action taken because of such violation for at least seven (7) years after the end of the fiscal year in which the violation occurred.

•	An electronic record of each report made by a TDAM Supervised Person under the Policy, for at least seven (7) years after the end of the fiscal year in which the report is made.

•	A copy of each report made by the CCO to the TDAM Board for at least seven (7) years after the end of the fiscal year in which it was made.

•	A list of all persons who are, or within the past seven (7) years have been, subject to the Policy.

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The CCO:

•	May designate any person as a TDAM Supervised Person, or an Access Person, as necessary.

•	Reports all material violations of the Policy to senior management as needed and quarterly to the TDAM Board.

•	Reviews the Policy as part of the annual review process or periodically as required, to evaluate its adequacy and the effectiveness of its implementation.

•	Acts as a resource for TDAM Supervised Persons regarding their responsibilities under the Code.

•	Issues any interpretation of the Policy, or the statutory and regulatory requirements as required from time to time.

•	Reviews the Policy for applicability and effectiveness according to the CODI schedule, or more frequently if necessary.

WC acts as a resource for TDAM Supervised Persons regarding their responsibilities under the requirements of the Policy and is the contact for this Policy

5.2	Policy Review /Policy Approval

Policy review and approval is conducted by the Policy Oversight Committee

5.3	Next Review Date

January 2020

6	Related Policies

The following policies and or documents referenced in the Policy are available via the Compliance or Human Resources portals on the TD Web intranet site available to all TD employees

•	TD Code of Conduct and Ethics

•	TD Whistleblower Policy

•	TD Information Barriers Policy

•	TD Trading Window Policy

•	TDAM Portfolio Management Policy & Procedures

•	TDAM Trading Policy

•	TD Conduct Risk Management Policy

•	TD Employee Ownership Plan Guide

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7	Definitions

Access Persons: A Supervised Person who has access to nonpublic information regarding clients’ purchase or sale of securities, are involved in making securities recommendations to clients, has access to recommendations that are nonpublic, or has access to nonpublic information regarding the portfolio holdings of affiliated investment products managed by TDAM, including through trade execution, settlement or supervision of activity.

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made repeatedly in (or from) investment accounts in accordance with a predetermined schedule and allocation. This includes a dividend investment plan. This does not include optional cash purchases in such plans or any transaction that overrides the pre-set schedule or allocations plan.

Beneficial Ownership means having a direct or indirect pecuniary interest in the securities in a Covered Account, including having power of attorney over, or appointment as executor or trustee to a Covered Account.

Chief Compliance Officer (“CCO”) administers the provisions of, and monitor compliance with, the Personal Trading Policy. The CCO may delegate any function to individuals or groups within TD Compliance as considered appropriate; accordingly, all references to CCO will also include reference to a CCO appointed designate/delegate.

Client means any client account, investment mandate or investment product.

CODI is the Compliance Online Document Inventory, a database designed to host the procedures, manuals, standards and policies that are owned, written, or maintained by each TD Compliance department

Covered Accounts means any account used for transactions that are subject to this Policy.

Covered Securities include, but are not limited to, any stock, bond, note, future, options on securities, options on indexes and options on currencies, all limited partnership interests, any investment contract or any warrant for, option in, or security immediately convertible into that Covered Security. This also includes any instrument that has an investment return or value that is based, in whole or in part, on that Covered Security (collectively, “Derivatives”) or any other interest or instrument that is commonly known as “security”.

Discretionary Managed Account is an account managed by a registered dealer or adviser generally under a signed investment management agreement.

Exchange Traded Funds (“ETFs”) refers to either a passive security that tracks an index and represents a basket of stocks like an index fund or an active security that may be designed to track an investment manager’s picks, mirror an existing Mutual Fund or pursue a particular investment objective. Both active and passive ETFs trade like a stock on an exchange, with daily price fluctuations.

Front Running refers to taking a position in a security ahead of an impending transaction for a client in the same or related securities.

Independent Review Committee (IRC) is a special committee that is required to be part of the governance structure of every investment fund that is offered to the public in Canada.

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Initial Public Offering (“IPO”) in the U.S. means an offering of securities registered under the Securities Act of 1933 (“the 1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act. In Canada, IPO refers to securities that are offered pursuant to a prospectus including initial and other offerings, and private placements, including bought deals.

Insider Trading and Tipping Insider Trading occurs when a person buys or sells the securities of a public company while in possession of material non-public information about that company. Tipping occurs when a person informs another of material non-public information about a public company.

Late Trading occurs when an order for the purchase or sale of Mutual Funds is received from an investor after the fund’s trading deadline and after the day’s Net Asset Value (“NAV”) has been calculated, and such order is executed on the same day; this is an illegal practice.

Limited Offering means any private placement offering. A private placement offering is one that is issued by a private company as defined under the Securities Act (Ontario) and there is no reasonable prospect that the issuer will make a public offering of securities in the foreseeable future. Examples include, share, units or similar evidence of ownership of private companies, private partnerships and other issues where the Supervised Person has a close personal or business relationship (other than a relationship arising from the Supervised Person’s position with TDAM) with the founder or promoter of the issuer; and tax shelters which are generally available on a private placement basis.

Market Timing means the purchase and sale of Mutual Funds (including exchanges within the same fund family) within a short period of time with the intention of capturing short term profits resulting from market volatility.

Mutual Funds mean an investment entity that pools funds and invests in various securities. The units or shares are redeemable by the fund on demand by the investor. The value of the underlying assets of the fund influences the current price of units.

Office of the Comptroller of the Currency (OCC) is an independent bureau within the United States Department of the Treasury that was established by the National Currency Act of 1863.

Personal Securities Transactions are any transaction in which a Supervised Person is deemed to have a Beneficial Ownership or the opportunity to directly or indirectly profit or share in the profit derived from the securities transacted.

Protrades refers to the group within WC administering the personal trading Policy WC uses the email address Protrades@tdam.com.

Security: For the purposes of this Policy, except where specifically provided otherwise, security shall be read to include all equities, fixed income, mutual funds and derivatives and any other investment product managed by TDAM

Supervised Persons means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of TDAM, or employee of TD providing services to TDAM, or other person who provides investment advice on behalf of TDAM and is subject to the supervision and control of TDAM. Supervised Persons may include any other person so designated by the CCO.

TD Bank Group (“TD”) includes TD Bank and all its subsidiaries, including TD Securities Inc., TD Waterhouse Canada Inc., TD Asset Management Inc., TDAM USA Inc., TD Bank N.A, and TDAM’s subsidiary, TD Waterhouse Private Investment Counsel Inc., Epoch Investment Partners, Inc., Greystone Managed Investments Inc. and Greystone Capital Management Inc.

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Appendix 1: Exempt Securities

Pre-clearance approval is not required, and the hold period restriction does not apply for the following securities / transactions:

•	Purchases that are made as part of an Automatic Investment Plan, i.e., PACs (Pre-Authorized Contributions), DRIPs (Dividend Re-Investment Plans) and payroll Employee Ownership Plan contributions.

•	Purchases of rights issued by an issuer pro rata to all holders of a class of its securities, if such rights were acquired from such issuer, and the exercise of such rights.

•	Commodities, options, futures or other Derivatives on any broadly-based market indices.

•

Debt securities issued or guaranteed by the government of any of the following: Canada (Federal and Provincial), the United States (e.g. Treasury bills, notes and bonds, and U.S. Savings Bonds), the United Kingdom, Germany, France, Italy or Japan.

•	High quality short-term instruments (“money market instruments”), e.g., bankers’ acceptances, bank certificates of deposit, commercial paper, including repurchase agreements.

•	Involuntary purchases and sales of Covered Securities, including:

•	Mandatory corporate actions, call/exercise or assignment of options

•	Transactions due to mandatory or default Corporate Actions

•	Unless the Supervised Person is captured by Information Barriers Compliance, whereby pre-approval may be required

•	Except for the forced sale of an asset to accommodate a deficit (Supervise Persons’ are expected to maintain their accounts in good order).

•	Purchase or redemption of Mutual Fund units, although, with the exception of money market Mutual Funds, are subject to hold period requirements.

•	Transactions of Exchange Traded Funds (ETFs) are not subject to pre-clearance or hold period requirements.

•	Transfers-In-Kind (where a security is transferred as is from one account to another) that do not involve a change in ownership.

•	Transactions in accounts verified as managed on a discretionary basis.

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